Simpson Manufacturing Co., Inc. 5956 W. Las Positas Boulevard Pleasanton, CA 94588 Phone: 800.925.5099 Fax: 925.847.1597 www.simpsonmfg.com DRAFT NEWS RELEASE FOR IMMEDIATE RELEASE Simpson Manufacturing Co. Announces the Appointment of Angela Drake to its Board of Directors Pleasanton, CA – January 3, 2025 –Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced the Company's Board of Directors (the "Board") has appointed Angela Drake as an independent director of the Company, effective on January 1, 2025. The Board has also appointed Ms. Drake to serve on its Audit and Finance and Compensation and Leadership Development Committees. "I am very pleased to welcome Ms. Drake to our Board given her extensive experience in financial leadership roles at leading manufacturing companies," said Phil Donaldson, Chair of Simpson's Board of Directors. "Angela is an accomplished professional with a proven track record in strategic planning, mergers and acquisitions, information technology, and budget and expense management. These attributes will be beneficial to Simpson as it bolsters its position as a leader in the building products space and continues to execute its key growth initiatives. We look forward to benefiting from Ms. Drake’s contributions to our Board." Ms. Drake brings nearly 30 years of experience in financial and business management. She has served as the Chief Financial Officer at The Toro Company (NYSE: TTC), a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, irrigation and outdoor lighting, since March 2023. Prior to her appointment as Chief Financial Officer, Ms. Drake held numerous leadership positions between April 2019 and March 2023, including Vice President of Finance, Vice President of Construction, and Senior Managing Director, Integration Co-Lead. Prior to joining The Toro Company, Ms. Drake served

Simpson Manufacturing Co., Inc. 5956 W. Las Positas Boulevard Pleasanton, CA 94588 Phone: 800.925.5099 Fax: 925.847.1597 www.simpsonmfg.com as the Chief Financial Officer, among other leadership roles, at Charles Machine Works, a privately held manufacturing company which was later acquired by The Toro Company. Ms. Drake also serves as a member of the board at First Bank & Trust Company. Ms. Drake is a Certified Public Accountant and holds a Bachelor of Science in Accounting from the University of Central Oklahoma. About Simpson Manufacturing Co., Inc. Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiaries, including Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shear walls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company primarily supplies its building product solutions to both the residential and commercial markets in North America and Europe. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD." CONTACT: Addo Investor Relations investor.relations@strongtie.com (310) 829-5400